Amended and Restated Pricing Supplement No. 36 dated April 25, 2005 (To Prospectus dated April 5, 2005 and Prospectus Supplement dated April 12, 2005)	Filed Pursuant to Rule 424(b)(2) File No. 333-117775 CUSIP #: 46627B BJ9

JPMORGAN CHASE & CO.

☐	JPMorgan Chase Senior Notes, Series D Due Nine Months of More from Date of Issue

☒	JPMorgan Chase Subordinated Notes, Series B Due Nine Months or More from Date of Issue

Aggregate Principal Amount:	$10,000,000.00
Price to Public:	100.00%
Agent’s Commission*:	2.375%
Proceeds to Company:	$9,762,500.00

*	J.P. Morgan Securities Inc., acting as lead agent for the agents listed below, was paid a portion of the agent’s commission, equal to .075%.

Agents	Aggregate Principal Amount To be Purchased
Edward D. Jones & Co., L.P.	$10,000,000.00

Original Issue Date:	April 29, 2005
Stated Maturity:	May 15, 2025

Form:    ☒  Book-entry    ☐   Certificated

Currency: U.S. Dollars

☒  Fixed Rate Note: 5.50%

Interest will be computed on the basis of:	☐ the actual number of days elapsed in a year of 360 days
☒ a 360-day year of twelve 30-day months
☐ Other

☐ Floating Rate Note:	☐ CD	☐ Commercial Paper Rate	☐ Federal Funds Rate	☐ LIBOR
	☐ Treasury Rate	☐ Prime Rate	☐ CMT

The interest factor for each day will be computed by dividing the interest rate in effect on that day by:	☐ the actual number of days elapsed in a year ☐ 360 ☐ Other

Index Maturity: N/A

Annual Interest Rate: N/A

Frequency of Changes in Interest Rate:	☐ Daily ☐ Quarterly	☐ Weekly ☐ Semi-Annually	☐ Monthly ☐ Annually

Interest Payment Dates: Quarterly on the 15th or next good business day of May, August, November and February, commencing

May 15, 2005.

Interest Determination Dates: N/A

Interest Reset Dates: N/A

Spread (+/-): N/A

Multiplier: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Survivor’s Option: (Yes/No) No - Not applicable for Subordinated Notes

Right of Issuer to Redeem Notes or of Holder to Require Repayment of Notes

The Notes may be redeemed prior to the Stated Maturity Date at the option of JPMorgan Chase & Co. in whole but not in part at a price equal to 100% of the principal amount being redeemed, beginning May 15, 2009, and on each quarterly interest payment date thereafter. Notice of redemption will be given not less than 30 nor more than 60 calendar days prior to the redemption date.

Other Terms:

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.